July 12, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 12, 2001, of United Capital Corp. and are in agreement with the statements contained in subparagraph (a)(ii), (a)(iv),
(a)(v) and (a)(vi) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

            /s/ Ernst & Young LLP